UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 20, 2006

(Date of Earliest Event Reported)

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	000-49804	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

(408) 548-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement.

On December 20, 2006, Kyphon Inc. (“Kyphon”), Disc-O-Tech Medical Technologies Ltd., an Israeli company (“Disc-O-Tech”), and Discotech Orthopedic Technologies Inc., a Delaware corporation and wholly owned subsidiary of Disc-O-Tech (together with Disc-O-Tech, the “Seller Parties”), entered into two Asset Purchase Agreements (collectively the “Purchase Agreements”) pursuant to which Kyphon agreed to acquire certain properties, assets and rights of the Seller Parties for an aggregate amount of up to $220,000,000. Upon the signing of the first of the Purchase Agreements (the “Non-Vertebroplasty Purchase Agreement”), Kyphon paid the Seller Parties approximately $60 million, including $20 million in cash and $40 million that was held in escrow. Upon the earlier of February 1, 2007 and the closing of the Non-Vertebroplasty Purchase Agreement, Kyphon will pay the Seller Parties $40,000,000 in cash, a portion of which will be used to repay two outstanding Disc-O-Tech bank loans. Under the second of the Purchase Agreements (the “Vertebroplasty Purchase Agreement”), Kyphon will pay the Seller Parties an aggregate amount of $120,000,000 in cash on a deferred basis, payable in three equal installments of $40,000,000 on the first Monday in each of January 2008, January 2009 and January 2010. In the event that Kyphon fails to make a deferred payment within 15 days after it becomes due, all deferred payments become immediately due and payable.

The Asset Purchases

Pursuant to the Purchase Agreements, Kyphon has agreed to acquire all properties, assets and rights of the Seller Parties primarily used in the Business, which is defined as the business of inventing, researching, developing, manufacturing and marketing technologies and having certain products for sale having application in the field of accessing, diagnosing or treating spinal disease states or disorders. Under the Non-Vertebroplasty Purchase Agreement, Kyphon has agreed to acquire the Seller Parties’ B-Twin and SKy product lines. Under the Vertebroplasty Purchase Agreement, Kyphon has agreed to acquire the Seller Parties’ Confidence product line.

Under the Purchase Agreements, Kyphon has agreed to acquire all properties, assets and rights of the Seller Parties primarily used in the Business (collectively, the “Acquired Assets”), including, among others, (i) contracts expressly assumed by Kyphon, (ii) intellectual property rights, (iii) other technology rights, licenses, know-how, inventions, designs, specifications and drawings, (iv) books and records, (v) permits, (vi) causes of action, rights and remedies under the intellectual property rights prior to or after the closing, (vii) rights, claims, credits and causes of actions against third parties relating to the Acquired Assets or the assumed liabilities and (viii) all other assets primarily related to the Business.

Under the Purchase Agreements, Kyphon has agreed to assume liabilities of the Seller Parties, including those (i) arising under the assumed contracts after closing and (ii) arising out of or related to the ownership and use of the Acquired Assets and the operation and conduct of the respective Business on and after the closing date. The Seller Parties will retain all liabilities not expressly assumed by Kyphon.

Under the Purchase Agreements, Kyphon is entitled to indemnification for certain matters, including breaches of representations, warranties, covenants and agreements, and with respect to liabilities of the Seller Parties that Kyphon does not assume. Subject to specified exceptions, liabilities for breaches of representations and warranties are subject to a cap of $22 million, and a deductible basket of $1 million. Subject to certain exceptions, representations and warranties survive until June 20, 2008. The indemnification provisions in the Purchase Agreements are the sole and exclusive remedies of Kyphon, except for claims arising for fraud and intentional misrepresentations, and except with respect to equitable remedies that do not involve monetary damages. Kyphon has the right to set off indemnifiable losses against deferred payments, but if the indemnifiable loss is determined by a final non-appealable judgment by a court of competent jurisdiction to be less than eighty-five percent of the amount set off, all deferred payments become immediately due and payable.

Completion of the transactions under the Purchase Agreements is subject to various conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of any court order or law that prohibits, restrains or makes illegal the transactions under the Purchase Agreements.

Both parties are obligated to use reasonable best efforts to cause the closing conditions to be satisfied. Kyphon has agreed to take all action necessary to cause the closings to occur prior to September 30, 2007. However, Kyphon, in its sole discretion, may decide not to enter into any disposition, settlement, undertaking, condition or limitation otherwise necessary to comply with any conditions imposed by the Federal Trade Commission or the antitrust Division of the Department of Justice, and shall not be required to dispose of any assets other than the Acquired Assets. If the closings under the Purchase Agreements have not occurred prior to September 30, 2007, Kyphon shall, with the reasonable cooperation of the Seller Parties, use its continuous best efforts to cause the closings to occur as promptly as reasonably practicable thereafter in compliance with applicable law.

The Purchase Agreements may be terminated by the Seller Parties if Kyphon fails to make any of the deferred payments within 5 business days following demand after the payments become due, or upon mutual written consent of Kyphon and the Seller Parties. However, Kyphon will still be obligated to pay the purchase price even if the closings do not occur.

The Seller Parties and the founders of Disc-O-Tech have agreed to a five-year worldwide noncompetition obligation in connection with the sale of the Business. The Seller Parties and Kyphon have agreed to enter into certain manufacturing, supply and other transition services in connection with the transactions under the Purchase Agreements.

Development Agreement

In connection with the asset purchases, Kyphon has agreed to pay Motti Beyar and Oren Globerman (the “Developers”) the amounts set forth below if they develop, at their own cost and expense, a Next Generation Product for Kyphon. “Next Generation Product” is defined as a vertebral compression fracture repair system that is intended to incorporate a number of basic design features and which is substantially different from the Seller Parties’ existing “Confidence” system such that separate and new FDA (including, for example, 510(k) regulatory clearances) and CE mark regulatory clearances or approvals will be required. All intellectual property rights arising out of the Developers’ services shall be the sole property of Kyphon.

The Developers will control the development of the Next Generation Product, and Kyphon will be restricted from developing the Next Generation Product on its own. In turn, the Developers will indemnify and hold Kyphon harmless from and against any and all losses resulting from or related to the death, injury, illness or emotional distress of any person or damages to property solely to the extent resulting from clinical human trials preformed by or at the direction of the Developers in connection with their seeking regulatory approvals for the Next Generation Product. Kyphon will indemnify and hold the Developers harmless from and against any and all losses resulting from or related to the death, injury, illness or emotional distress of any person or damages to property resulting from the manufacture, use, marketing, construction, distributing or sale of the Next Generation Product by or on behalf of Kyphon or any assignee or successor thereto.

Kyphon will pay the Developers up to $20,000,000 in cash contingent upon their development of the Next Generation Product, payable upon the achievement of the following development milestones:

•	Upon receipt of CE market approval for a Next Generation Product, the Developers will receive an aggregate payment of $10,000,000; and

•	Upon receipt of the first FDA approval for a Next Generation Product, the Developers will receive an aggregate payment of $10,000,000.

Additionally, the Developers will be entitled to receive contingent service payments equal to 5% of the worldwide consolidated gross sales of the Next Generation Product, less standard returns and allowances.

ITEM 7.01. Regulation FD Disclosure.

On December 20, 2006, Kyphon issued a press release announcing the transactions described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in Item 7.01 of this report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this report, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by Kyphon Inc., dated December 20, 2006 announcing entry into the Purchase Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2006

KYPHON INC.

By:	/s/ David M. Shaw
David M. Shaw
Vice President, Legal Affairs, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Kyphon Inc., dated December 20, 2006 announcing entry into the Purchase Agreements.